December 29, 1999



AmeriSource Health Corporation
300 Chester Field Parkway
Malvern, PA  19355

Ladies and Gentlemen:

We have acted as counsel to AmeriSource Health Corporation, a Delaware corporation (the "Company"), in connection with the registration of up to 3,798,970 shares (the "Shares") of its Class A Common Stock, $.01 par value per share (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The shares will be issued pursuant to the AmeriSource Health Corporation 1999 Stock Option Plan, the AmeriSource Health Corporation 1999 Non-Employee Directors Stock Option Plan and the Amended and Restated C.D. Smith Healthcare, Inc. 1996 Equity Compensation Plan (the "Plans").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the Plans, validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP